Exhibit 15.2

April 28, 2023

Tarena International, Inc.
6/F, No. 1 Andingmenwai Street, Litchi Tower,

Chaoyang District, Beijing 100011,

The People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the heading “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure,” “Item 4. Information on the Company—C. Organizational Structure” and “Item 10. Additional Information—E. Taxation—Mainland China Taxation” in Tarena International, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2023, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (File No.: 333-197226) filed on July 3, 2014, Form S-8 (File No.: 333-204494) filed on May 28, 2015, Form S-8 (File No.: 333-228771) filed on December 13, 2018 and Form S-8 (File No.: 333-270547) filed on March 15, 2023, in each case pertaining to Tarena International, Inc.’s 2008 share plan and 2014 share incentive plan of the summary of our opinion under the heading “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure,” “Item 4. Information on the Company—C. Organizational Structure” and “Item 10. Additional Information—E. Taxation—Mainland China Taxation” in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices
Han Kun Law Offices